AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2001

                                                 REGISTRATION NO. 333-13350
===========================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                      -------------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                TO FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                      -------------------------------

                      GROUPE CGI INC. / CGI GROUP INC.

           (Exact name of registrant as specified in its charter)

           QUEBEC, CANADA                                  NOT APPLICABLE
  (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                      Identification Number)

                        1130 SHERBROOKE STREET WEST,
                                 5TH FLOOR
                              MONTREAL, QUEBEC
                               CANADA H3A 2M8
                     (Address of registrant's principal
                             executive offices)

                      -------------------------------

         SHARE OPTION PLAN FOR EMPLOYEES, OFFICERS AND DIRECTORS OF
            CGI GROUP INC., ITS SUBSIDIARIES AND ITS ASSOCIATES
                          (Full title of the plan)

           CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC.
                             600 FEDERAL STREET
                             ANDOVER, MA 01810
                               (978) 682-5500
         (Name, address, and telephone number of agent for service)

                              EXPLANATORY NOTE

     This Post-Effective Amendment relates to 5,000,000 shares of Class A Subordinate Shares of CGI Group Inc. (the "Company") registered on Registration Statement on Form S-8 (registration number 333-13350) (the "Registration Statement") filed with the Securities and Exchange Commission on April 5, 2001.

     It is being filed for the purpose of revising the description of the Class A Subordinate Shares set forth in the Registration Statement to better reflect a holder's rights to such shares. To the extent that this Post-Effective Amendment does not specifically amend or modify any terms or provisions of the Registration Statement as previously filed, this Post-Effective Amendment shall have no effect on those terms and provisions and they shall continue in full force and effect.


                          AMENDMENTS TO PART II OF
          REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 333-13350)
     FOR THE SHARE OPTION PLAN FOR EMPLOYEES, OFFICERS AND DIRECTORS OF
            CGI GROUP INC., ITS SUBSIDIARIES AND ITS ASSOCIATES


Item 4 of Part II of the Registration Statement is hereby amended in its entirety to read as follows:


          The Company is authorized to issue an unlimited number of Class A Subordinate Shares, Class B Shares (multiple voting), First Preferred Shares, issuable in series, and Second Preferred Shares, issuable in series. At August 14, 2001, the Company's outstanding capital stock consisted of 326,777,375 Class A Subordinate Shares and 40,799,774 Class B Shares (multiple voting).

          The Company's Articles of Incorporation provide the holders of Class B Shares (multiple voting) with preemptive rights in connection with certain issuances of Class A Subordinate Shares or securities convertible into Class A Subordinate Shares. Furthermore, pursuant to the options agreement among Bell Canada, the Company, BCE Inc. and various other shareholders of the Company, BCE Inc. has rights to purchase additional Class A Subordinate Shares in connection with issuances of Class A Subordinate Shares or securities convertible into Class A Subordinate Shares. In addition, under the options agreement among Bell Canada, the Company, BCE Inc. and various other shareholders of the Company, the Company has agreed not to issue participating or voting shares of its capital stock without the prior approval of BCE Inc.

First Preferred Shares

          The First Preferred Shares are voting and rank prior to the Second Preferred Shares, the Class A Subordinate Shares and the Class B Shares (multiple voting) with respect to the payment of dividends.

Second Preferred Shares

          The Second Preferred Shares are non-voting and rank prior to the Class A Subordinate Shares and the Class B Shares (multiple voting) with respect to the payment of dividends.

Class A Subordinate Shares

          Holders of Class A Subordinate Shares are entitled to one vote per share on all matters to be voted upon by the Company's shareholders. The Class A Subordinate Shares participate equally with the Class B Shares (multiple voting) with respect to the payment of dividends. The Class A Subordinate Shares are convertible into Class B Shares (multiple voting) under certain conditions in the event of certain takeover bids on Class B Shares (multiple voting).

Class B Shares (multiple voting)

          Holders of Class B Shares (multiple voting) are entitled to ten votes per share and participate equally with the Class A Subordinate Shares with respect to the payment of dividends. The Class B Shares (multiple voting) are convertible at any time at the option of the holder into Class A Subordinate Shares.

          As of the Sunset Date (as defined in the Articles of Amendment of the Company) if BCE Inc. and any of its wholly-owned subsidiaries hold in the aggregate at least 30% of the outstanding equity shares of the Company,
(i) the Class B Shares (multiple voting) shall be automatically converted into Class A Subordinate Shares on a one for one basis, thereby eliminating the multiple votes to which the Class B Shares (multiple voting) are entitled, (ii) the unissued Class B Shares (multiple voting) shall be deleted from the authorized share capital of the Company, and (iii) the Class A Subordinate Shares shall be redesignated as "Common Shares."

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Andover, State of Massachusetts, on this 3rd day of December, 2001.

                              Groupe CGI Inc. / CGI Group Inc. (Registrant).

                              By:   CGI Information Systems & Management
                                    Consultants, Inc. (Authorized U.S.
                                    Representative)


                              By:  /s/ Terry Broom
                                   --------------------------------------
                                   Terry Broom
                                   Title:  Senior Vice-President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated and as of the dates indicated.

Signature               Title                                        Date
---------               -----                                        ----

 /s/ Serge Godin        Chairman of the Board, President       December 3, 2001
---------------------   and Chief Executive Officer
Serge Godin             (principal executive officer
                        and director)


 /s/ Andre Imbeau       Treasurer, Executive Vice-             December 3, 2001
---------------------   President, Chief Financial Officer
Andre Imbeau            and Director (principal financial
                        officer, principal accounting
                        officer and director)

 /s/ Paule Dore         Executive Vice-President, Chief        December 3, 2001
---------------------   Corporate Officer and Director
Paule Dore              (director)